UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2010

WESTMORELAND COAL COMPANY
 (Exact name of registrant as specified in its charter)

Delaware	001-11155	23-1128670
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 North Cascade Avenue, 2nd Floor, Colorado Springs, CO	80903
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the Annual Meeting of Stockholders held on May 20, 2010, the stockholders voted on the following three proposals:

1.	Proposal for the election by the holders of Common Stock of four directors to the Board of Directors to serve for a one-year term. The following directors were elected based on the votes listed below:

Nominee	For	Withheld	Broker Non-Vote
Keith E. Alessi	6,081,183	185,577	3,378,011
Thomas J. Coffey	6,178,513	88,247	3,378,011
Michael R. D’Appolonia	6,180,066	86,694	3,378,011
Richard M. Klingaman	6,184,164	82,596	3,378,011

2.
Proposal for the election by the holders of Series A Convertible Exchangeable Preferred Stock, each share of which is represented by four Depositary Shares, of two additional directors to the Board of Directors to serve for a one-year term:

Nominee	For	Withheld
William M. Stern	248,839	9,298
Frank T. Vicino, Jr.	248,839	9,298

3.
Proposal for the ratification of the appointment by the Audit Committee of Ernst & Young LLP as principal independent auditor for fiscal year. The proposal passed on a vote of 9,886,666 in favor, 9,679 against, and 6,563 abstentions.

As of the close of business on the record date for the meeting, which was March 26, 2010, there were 10,619,309 shares of common stock and 640,515 depositary shares outstanding and entitled to vote at the meeting. Each share of common stock and each depositary share was entitled to one vote per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: May 25, 2010	By:	/s/ Kevin Paprzycki

Kevin Paprzycki Chief Financial Officer